     Exhibit 10
The following summarizes the 2010, 2011 and 2012 executive compensation program approved by the Compensation Committee of the Board of Directors of Jefferies Group, Inc. for the following executive officers:

Richard B. Handler
Chief Executive Officer
Salary:	$1 million per year
Bonus Range:	$0 — $12 million per year, subject to the fulfillment of annual performance criteria and future Compensation Committee negative discretion
Long-term Equity Incentive:	$0 — $13 million per year*

Brian P. Friedman
Chairman, Executive Committee
Salary:	$750,000 per year
Bonus Range:	$0 — $9 million per year, subject to the fulfillment of annual performance criteria and future Compensation Committee negative discretion
Long-term Equity Incentive:	$0 — $9.75 million per year**
The amounts of the foregoing bonuses will be dependent on earnings per share, return on equity and pre-tax profit margin for the applicable year. These financial measures are to be calculated using consolidated results from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during the year. Formulas are expected to be approved by the Compensation Committee for the executives which will provide for no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts are expected to be approved for each of the executive officers listed above by the Compensation Committee. Company performance falling between set threshold levels of performance are expected to result in an amount of bonus interpolated between such set threshold levels of performance.
The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. The Compensation Committee may choose to pay all or a portion of the bonus in cash, restricted stock or restricted stock units. The Compensation Committee does not have discretion to increase awards above the maximum amount provided.
The restricted stock unit agreements for Messrs. Handler and Friedman contain a provision that provides that the restricted stock units will vest if the executive’s employment is terminated by reason of the executive’s death or disability. The restricted stock unit agreements also contain a provision that provides that the restricted stock units will continue to vest if the Company terminates the executive’s employment without Cause (as defined in the restricted stock unit agreement) and the executive thereafter does not compete with the Company. Unlike the standard grant given as part of our year-end compensation process, if the executive’s employment is terminated by the executive, other than by death or disability, the unvested restricted stock units will be forfeited.

*	An aggregate of 1,509,872 Long-Term Performance-Linked Restricted Stock Units as the long-term equity grant for 2010, 2011 and 2012 were granted on January 19, 2010 representing part of the executive’s 2010, 2011 and 2012 compensation. One-third of the aggregate grant is subject to performance criteria for each of 2010, 2011 and 2012 and between 0 and 503,290 restricted stock units are subject to forfeiture for each performance year depending on the Company’s performance for that year. In addition, the aggregate grant is subject to annual vesting over a 3 year period from grant date.

**	An aggregate of 1,132,404 Long-Term Performance-Linked Restricted Stock Units as the long-term equity grant for 2010, 2011 and 2012 were granted on January 19, 2010 representing part of the executive’s 2010, 2011 and 2012 compensation. One-third of the aggregate grant is subject to performance criteria for each of 2010, 2011 and 2012 and between 0 and 377,468 restricted stock units are subject to forfeiture for each performance year depending on the Company’s performance for that year. In addition, the aggregate grant is subject to annual vesting over a 3 year period from grant date.